INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Vitesse Semiconductor Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-33918, 333-40822, 333-54466, 333-61576, 333-66388, 333-72816, 333-84460, 333-100665, 333-103066, 333-105156, 333-108230, and 333-110139) on Form S-8 and (Nos. 333-30456, 333-38764, 333-61484, and 333-105155) on Form S-3 of Vitesse Semiconductor Corporation of our report dated October 23, 2003, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 30, 2003, and the related schedule, which report appears in the September 30, 2003, annual report on Form 10-K of Vitesse Semiconductor Corporation.

/s/    KPMG LLP

Los	Angeles, California
December	16, 2003